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                                           EXHIBIT 23.1


INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of Dillard's, Inc. and subsidiaries on Form S-3 of our reports (which express an unqualified opinion and include an explanatory paragraph relating to a change in accounting for the impairment of long-lived assets and for long-lived assets to be disposed of) dated February 23, 1998, appearing in and incorporated by reference in the Annual Report on Form 10-K of Dillard's, Inc. and subsidiaries for the year ended January 31, 1998 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


DELOITTE & TOUCHE LLP

New York, New York
April 28, 1998

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